Exhibit 99.1

INOVALON REPORTS SECOND QUARTER 2016 RESULTS

Second Quarter 2016 Highlights

•                  Second quarter revenue of $123.8 million

•                  Second quarter net income of $16.3 million, resulting in diluted net income of $0.11 per share

•                  Second quarter Non-GAAP net income of $20.6 million, resulting in Non-GAAP diluted net income of $0.14 per share

•                  Second quarter Adjusted EBITDA of $40.8 million

•                  MORE2 Registry® dataset medical event count expanded to more than 11.7 billion

•                  Accelerating transition to pure cloud-based platform and adjusting 2016 financial guidance

Please refer to our Second Quarter 2016 Earnings Presentation Supplement available at http://investors.inovalon.com.

BOWIE, Md. — August 3, 2016 — Inovalon (Nasdaq: INOV), a leading technology company providing advanced cloud-based data analytics and data-driven intervention platforms to the healthcare industry, today announced financial results for the second quarter of 2016.

“During the second quarter, we made strong progress against our strategic plan. Revenue in the first half was consistent with our expectations, our investments in sales and marketing translated into significant sales pipeline expansion, we pushed further into adjacent markets, saw strong increases in interconnectivity, dataset size, and compute volumes, and saw growing market appeal for our big data cloud platform capabilities,” said Keith Dunleavy, M.D., Inovalon’s chief executive officer and chairman of the board.

“Concurrently, while we achieved many significant milestones during the quarter, the time it took for our investment in sales capacity to translate into pipeline growth has resulted in the associated benefit being achieved later in the year than planned.  In addition, we have seen an accelerated change in our clients’ purchasing patterns on one of our older product lines. We are proactively addressing their needs by converting to a more modular platform which leverages our expanding cloud capabilities. This conversion, which will result in a short-term revenue impact, is being well received by existing and potential clients and bodes well for us in the medium and longer term. The associated revenue impact, as well as higher investments in product innovation, technology infrastructure, and sales and marketing, have led us to revise our expectations for the second half of 2016. However, we see these impacts as a short-term phenomenon amidst a strong set of positive indicators and an early view of what we see as a strong 2017. We remain confident in what we are seeing with respect to our path forward and are steadfastly focused on leading the marketplace’s transformation to data-driven healthcare and the achievement of our 2020 growth and profitability goals.”

Second Quarter 2016 Financial Results

•                  Revenue for the second quarter of 2016 was $123.8 million, an increase of approximately $6.2 million, or 5%, compared with $117.6 million for the second quarter of 2015.

•                  Cost of revenue for the second quarter of 2016 was $43.2 million, or 35% of revenue, compared with 29% of revenue for the second quarter of 2015.

•                  Net income for the second quarter of 2016 was $16.3 million resulting in diluted net income per share of $0.11, compared with $26.1 million and $0.17 per share, respectively, for the second quarter of 2015.

•                  Adjusted EBITDA was $40.8 million for the second quarter of 2016, compared with $52.7 million for the second quarter of 2015. Adjusted EBITDA margin was 32.9% in the second quarter of 2016, compared with 44.8% for the second quarter of 2015.

•                  Non-GAAP net income for the second quarter of 2016 was $20.6 million, resulting in Non-GAAP diluted net income per share of $0.14, compared with $27.4 million and $0.18 per share, respectively, for the second quarter of 2015.

•                  Net cash provided by operating activities was $32.4 million for the first six months of 2016, an increase of 64% from $19.7 million in the year-ago period.

“Revenue in the first half of 2016 was in-line with our previously conveyed expectations, and we continue to deliver healthy cash flow that further strengthens our balance sheet,” said Thomas Kloster, chief financial officer of Inovalon. “During the quarter we initiated the process of transitioning several of our more legacy platforms to more advanced cloud-based technologies, initiated several new platform initiatives, and accelerated an expansion of our big data cloud capability infrastructure. These decisions, and the associated decision to avoid inappropriately chasing lower-profitability business, will have an impact on our shorter term financial performance over the next few quarters. We believe, however, that these decisions are positive for the Company’s differentiation, growth, and profitability in the medium and longer term.”

Adjusted EBITDA, Adjusted EBITDA margin and Non-GAAP net income are non-GAAP measures. Net income is the GAAP financial measure most directly comparable to Adjusted EBITDA and Non-GAAP net income. Reconciliations of net income to Adjusted EBITDA and Non-GAAP net income, identifying the differences between net income and each of these non-GAAP financial measures, are included in this press release after the consolidated financial statements.

Key Highlights

•                  Demand and Record Sales Pipeline: Our sales pipeline has been expanding significantly, more than doubling in magnitude since the beginning of the year — a reflection of our investments in sales and marketing as well as our expanding platform capabilities. In Q2, we signed new business in virtually every line of business and product line. Signings included both multi-year single product contracts and multi-

product contracts, and with ACOs, regional health plans, multi-state health plans, provider organizations, life sciences companies, and leading national health plans. In a number of cases we have been engaged to implement up to eight products, displacing four or five competitors at a time —we believe this represents the beginning of a shift back toward greater appreciation of end-to-end integrated capabilities, for which Inovalon is uniquely positioned. Of additional note, Inovalon signed large-scale implementations of our leading QSI-XLTM cloud-based big data quality outcomes analytics platform with market-leading national healthcare systems, and signed multiple Data DiagnosticsTM contracts with a range of client types and sizes. In both products’ cases, there is also a significant number of prospective clients in various stages of discussion and contracting. While the ramping of our sales infrastructure took longer than desired, and the “later-shifted” nature of the ramp results in a degree of revenue delay, the appeal and traction of our products in the market is readily apparent and expanding.

•                  Progress Expanding into Adjacent Markets: Consistent with our stated growth strategy, the Company continues to successfully expand into the adjacent markets of pharma/life sciences and providers. During the second quarter, we entered into multiple pharmaceutical contracts, including with Bristol-Myers Squibb, a leading global BioPharma company, to help support BMS’s real-world outcomes and value-based contracting initiatives. The engagement leverages the capabilities of Inovalon’s data platforms and Avalere’s extensive industry experience to address a significant emerging trend in healthcare. A material component of the Company’s current investment efforts is occurring in the platform capabilities planned for the provider and life sciences markets. We are excited about our planned and growing capabilities in these adjacent markets and are pleased with the growing pipeline of opportunities we see before us.

•                  Cloud Capability Investment Acceleration & Product Line Transition:  During the quarter we embarked on an ambitious program to accelerate the transition of our entire platform portfolio into a pure cloud capability. We initiated investments in significant core platform capabilities to allow for dynamic storage and compute capacity provisioning, scaling and load balancing across various clouds and the creation of additional large-scale private cloud facilities. By early 2017, we will have the ability to balance between three private clouds, with the capability to undertake dynamic “bursting” into public cloud environments, providing what is referred to as an active-active-active arrangement with both pure private and hybrid cloud flexibility providing effectively unlimited compute capacity while also supporting industry-leading business continuity capabilities. These critical features will drive our vision of large-scale, on-demand, transactional data-driven healthcare.

In parallel with these investments, we also accelerated the transition of certain product platforms, such as our retrospective risk score accuracy improvement offering known as CARA®, to take greater advantage of our expanding cloud capabilities to drive greater platform flexibility, differentiation, speed, cost efficiency, and value impact. To date, this process has been very successful in supporting the renewal and signing of new business, but also entails additional investment translating into a degree of dampening impact on revenue and margins. The Company believes very strongly in the long-term value and opportunity related to these technologies, and sees the associated downward financial impacts as a short term transition playing out over the next six to nine months.

•                  Continued Interconnectivity Expansion:  Our connectivity within the healthcare market continues to expand significantly, improving data accessibility and efficiency, which in turn enables greater value realization for our clients and operating efficiencies for Inovalon. Since the end of the first quarter, we have further expanded our access to provider organizations, activating large numbers of individual physician groups and new regional EHR platforms such as Medent in New York. In addition, we signed industry-leading partnerships with organizations such as athenahealth, and collaborated with Epic to dramatically expand access capabilities between the Inovalon platform and more than 100 Epic healthcare systems.

•                  Growth of Proprietary Data Sets and Scale of Compute:  Growth in Inovalon’s client base, connectivity, and product breadth can be seen in the significant continued expansion of the Company’s proprietary data assets and compute volume. The expansion of data within the MORE2 Registry® accelerated in Q2, with the number of medical events within the platform climbing to more than 11.7 billion, representing a 20% year-over-year increase. These datasets are a significant differentiator for the Company, informing and powering unique capabilities at nearly every stage of our platforms’ processes. Reflecting this, the magnitude of analytical processing undertaken by the Company during the second quarter climbed to record levels, bringing the trailing 12-month Patient Analytical Month (PAM) count to more than 24.2 billion, a 29% increase compared to the same time in 2015. We believe the continued growth in dataset scale and compute volume are meaningful indicators of the Company’s growing leadership role within the data-driven healthcare marketplace.

Other Financial Data and Key Metrics

The following constitute other financial and key metrics which are presented quarterly. Please see the Company’s filings with the Securities and Exchange Commission (SEC) for further detail.

•                  Growth of Datasets: At June 30, 2016, the MORE2 Registry® dataset contained more than 137 million unique patient counts and 11.7 billion medical event counts, increases of 11% and 20%, respectively, compared with June 30, 2015.

•                  Investment in Innovation: For the quarter ended June 30, 2016, Inovalon’s ongoing investment supporting innovations in advanced, cloud-based data analytics and data-driven intervention platforms was $16.5 million, or 13% of revenue, increasing significantly compared to $11.2 million, or 10% of revenue, in the quarter ended June, 30, 2015.

•                  Analytical Process Count Growth: Inovalon’s trailing 12-month Patient Analytical Month (PAM) count, which the Company believes is indicative of the Company’s overall level of analytical activity, grew to more than 24.2 billion as of June 30, 2016, an increase of

29% as compared with June 30, 2015.

In addition to the metrics provided in this press release, the Company has made available a supplemental second quarter earnings presentation.  This presentation (entitled: “Second Quarter 2016 Earnings Presentation Supplement”) can be found within the investors section of the Company’s website at www.inovalon.com.  Please see the Company’s filings with the Securities and Exchange Commission (SEC) for further detail regarding the preceding other financial data and key metrics.

2016 Financial Guidance

Inovalon is adjusting the full-year 2016 guidance originally issued by the Company on February 25, 2016. The update in guidance is intended to reflect the confluence of factors outlined within this release. While the Company continues to focus on its long term growth and profitability, and is affirming its financial targets of $1 billion in revenue and 40% EBITDA margins by 2020, shorter term variations in performance are expected. The resulting updated 2016 guidance is summarized as follows:

•                  Revenue is expected to be between $470 million and $490 million

•                  Net Income is expected to be between $43 million and $53 million

•                  Adjusted EBITDA is expected to be between $130 million and $148 million

•                  Non-GAAP net income is expected to be between $60 million and $70 million

•                  Diluted net income per share is expected to be between $0.28 and $0.35

•                  Non-GAAP diluted net income per share is expected to be between $0.39 and $0.46

Reconciliations of net income, the GAAP financial measure most directly comparable to Adjusted EBITDA and Non-GAAP net income, identifying the differences between each of these non-GAAP financial measures and net income, are included in this press release after the consolidated financial statements.

While implementation of the share repurchase program or changes in the stock price could change the fully diluted share count, under the treasury stock method, the Company is assuming 152.8 million shares for the full year 2016.

More information on the Company’s 2016 financial guidance is provided in the Second Quarter 2016 Earnings Presentation Supplement available in the investor section of the Company’s website.

Shares Outstanding

As of July 31, 2016, the Company had 67,780,585 million shares of Class A common stock outstanding and 84,655,525 million shares of Class B common stock outstanding.

During the second quarter of 2016 the Company’s Board of Directors authorized a program to repurchase up to $100 million of shares of Inovalon’s Class A Common Stock. Due to the administrative processes required to set up and initiate the share repurchase program, and the closing of the time window during which such repurchases could be initiated, no shares have yet been repurchased as of the date of this release, leaving the full $100 million authorized by the Board to be applied towards share repurchases between now and the end of the calendar year. Repurchases under the Company’s share repurchase program will be made in open-market or privately negotiated transactions in compliance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended, subject to market conditions, applicable legal requirements, and other relevant factors. The share repurchase program does not obligate the Company to acquire any particular amount of Class A Common Stock.

Conference Call

Inovalon will host a conference call to discuss its second quarter 2016 results at 5:00 pm Eastern Standard Time today. To participate in Inovalon’s conference call, please dial (855) 783-2604, conference ID 42973227; international callers should dial (631) 485-4882 using the same conference ID. A replay will be available on Inovalon’s investor relations website (http://investors.inovalon.com).

About Inovalon

Inovalon is a leading technology company that combines advanced, cloud-based data analytics, and data-driven intervention platforms, to achieve meaningful insight and impact in clinical and quality outcomes, utilization, and financial performance across the healthcare landscape. Inovalon’s unique achievement of value is delivered through the effective progression of Turning Data into Insight, and Insight into Action®. Large proprietary datasets, advanced integration technologies, sophisticated predictive analytics, data-driven intervention platforms, and deep subject matter expertise deliver a seamless, end-to-end capability that brings the benefits of big data and large-scale analytics to the point of care. Driven by data, Inovalon uniquely identifies gaps in care, quality, data integrity, and financial performance — while bringing to bear the unique capabilities to resolve them. Providing technology that supports hundreds of healthcare organizations in 98.4% of U.S. counties and Puerto Rico, Inovalon’s cloud-based analytical and data-driven intervention platforms are informed by data pertaining to more than 804,000 physicians, 306,000 clinical facilities, and more than 137 million Americans. Through these capabilities, and those of its subsidiary Avalere Health, Inc., which offers data-driven advisory services and business intelligence to more than 200 pharmaceutical and life sciences enterprises, Inovalon is able to drive high-value impact, improving quality and economics for health plans, ACOs, hospitals, physicians, consumers and pharma/life-sciences researchers. For more information, visit www.inovalon.com.

Forward Looking Statements

Certain statements contained in this press release and in our Second Quarter 2016 Earnings Presentation Supplement constitute forward-looking statements within the meaning of, and are intended to be covered by the safe harbor provisions of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release and in our Second Quarter 2016 Earnings Presentation Supplement other than statements of historical fact, including but not limited to statements regarding the continuing roll-out of Data Diagnostics™, the timing, performance characteristics and utility of Data Diagnostics™, and the impact of Data Diagnostics™ on the healthcare industry, future results of operations and financial position, business strategy and plans, market growth, and objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, strategies and business plans, expectations regarding future results, plans to repurchase shares of Class A Common Stock, and earning’s guidance for the full-year 2016. Inovalon has based these forward-looking statements largely on current expectations and projections about future events and trends that may affect financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, which could cause the future events and trends discussed in this press release not to occur and could cause actual results to differ materially and adversely from those anticipated or implied in the forward-looking statements.

These risks, uncertainties, and assumptions include, among others: the Company’s ability to continue and manage growth; ability to grow the client base, retain and renew the existing client base and maintain or increase the fees and activity with existing clients; the effect of the concentration of revenue among top clients; the ability to innovate new services and adapt platforms and toolsets; the ability to successfully implement growth strategies, including the ability to expand into adjacent verticals, such as direct to consumer, growing channel partnerships, expanding internationally and successfully pursuing acquisitions; the ability to successfully integrate our acquisitions and the ability of the acquired business to perform as expected; the successful implementation and adoption of new platforms and solutions, including Data Diagnostics™; the possibility of technical, logistical or planning issues in connection with the Company’s investment in and successful deployment of the Company’s products, services and technological advancements; the impact of pending M&A activity in the managed care industry, including potential positive or negative impact on existing contracts or the demand for new contracts; the effects of and costs associated with compliance with regulations applicable to the Company, including regulations relating to data protection and data privacy; the ability to protect the privacy of clients’ data and prevent security breaches; the effect of competition on the business; and the efficacy of the Company’s platforms and toolsets. Additional information is also set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016, included under the heading Item 1A, “Risk Factors.” The Company is under no duty to, and disclaims any obligation to, update any of these forward-looking statements after the date of this press release or conform these statements to actual results or revised expectations, except as required by law.

Use of Non-GAAP Financial Measures

In the Company’s earnings releases, prepared remarks, conference calls, slide presentations, and webcasts, there may be use or discussion of non-GAAP financial measures. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between the comparable GAAP financial measure and each non-GAAP financial measure are included in this press release after the consolidated financial statements.

Inovalon Holdings, Inc.

Consolidated Statements of Income

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per-share amounts)	2016	2015	2016	2015

Revenue	$123,825	$117,618	$226,482	$211,251

Expenses:
Cost of revenue(1)	43,214	33,602	85,137	65,453
Sales and marketing(1)	6,116	2,377	12,675	4,227
Research and development(1)	7,711	5,504	13,643	10,915
General and administrative(1)	31,461	25,327	68,013	49,585
Depreciation and amortization	8,496	4,812	16,890	9,727
Total operating expenses	96,998	71,622	196,358	139,907
Income from operations	26,827	45,996	30,124	71,344
Other income and (expenses):
Realized losses on short-term investments	(1)	—	(5)	—
Gain on disposal of equipment	—	—	534	—
Interest income	1,532	615	2,974	623
Interest expense	(1,245)	(1,105)	(2,504)	(2,208)
Income before taxes	27,113	45,506	31,123	69,759
Provision for income taxes	10,862	19,370	12,507	29,864
Net income	$16,251	$26,136	$18,616	$39,895

Net income attributable to common stockholders, basic and diluted	$16,179	$26,131	$18,537	$39,891
Net income per share attributable to common stockholders, basic and diluted:
Basic net income per share	$0.11	$0.18	$0.12	$0.28
Diluted net income per share	$0.11	$0.17	$0.12	$0.27

Weighted average shares of common stock outstanding:
Basic	151,712	147,648	151,497	141,524
Diluted	152,706	151,299	152,548	145,149

(1) Includes stock-based compensation expense as follows:
Cost of revenue	$121	$29	$240	$57
Sales and marketing	152	41	306	56
Research and development	499	298	741	660
General and administrative	1,364	1,554	2,941	2,921
Total stock-based compensation expense	$2,136	$1,922	$4,228	$3,694

Inovalon Holdings, Inc.

Consolidated Balance Sheets

(In thousands)	June 30, 2016	December 31, 2015
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$159,795	$114,034
Short-term investments	584,088	614,130
Accounts receivable, net	94,772	81,305
Prepaid expenses and other current assets	17,124	16,162
Income tax receivable	9,879	18,377
Total current assets	865,658	844,008
Non-current assets:
Property, equipment and capitalized software, net	68,456	65,031
Goodwill	137,733	137,733
Intangible assets, net	58,201	61,855
Other assets	3,962	4,250
Total assets	$1,134,010	$1,112,877

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,699	$21,136
Accrued compensation	14,103	13,538
Other current liabilities	16,802	11,444
Deferred revenue	6,456	5,507
Deferred rent	931	797
Credit facilities	22,500	15,000
Capital lease obligation	110	109
Total current liabilities	72,601	67,531
Non-current liabilities:
Credit facilities, less current portion	251,250	266,250
Capital lease obligation, less current portion	270	296
Deferred rent	1,960	2,446
Deferred income taxes	38,116	37,198
Total liabilities	364,197	373,721
Stockholders’ equity:
Class A common stock	—	—
Class B common stock	1	1
Additional paid-in-capital	502,717	493,197
Retained earnings	266,156	247,540
Other comprehensive income (loss)	939	(1,582)
Total stockholders’ equity	769,813	739,156
Total liabilities and stockholders’ equity	$1,134,010	$1,112,877

Inovalon Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
(In thousands)	2016	2015

Cash flows from operating activities:
Net income	$18,616	$39,895
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	4,228	3,694
Depreciation	13,236	8,924
Amortization of intangibles	3,654	803
Amortization of premiums on short-term investments	1,752	455
Realized losses on short-term investments	5	—
Tax payments for equity award issuances	95	—
Deferred income taxes	(654)	(2,795)
Excess tax benefits from stock-based compensation	(1,068)
Loss on disposal of long-lived assets	—	4
Gain on disposal of equipment	(534)	—
Changes in assets and liabilities:
Accounts receivable	(13,467)	(43,021)
Prepaid expenses and other current assets	(960)	(1,499)
Income taxes receivable	9,471	6,797
Other assets	56	308
Accounts payable	(7,655)	(139)
Accrued compensation	(228)	(712)
Other liabilities	5,262	19
Deferred rent	(352)	(241)
Deferred revenue	949	(1,471)
Income taxes payable	—	8,715
Net cash provided by operating activities	32,406	19,736

Cash flows from investing activities:
Purchases of short-term investments	(132,157)	(611,095)
Sales and maturities of short-term investments	164,767	6,429
Purchases of property and equipment	(8,263)	(2,391)
Investment in capitalized software	(8,849)	(10,282)
Net cash provided by (used in) investing activities	15,498	(617,339)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of underwriters’ discount	—	362,082
Proceeds from issuance of treasury stock, net of underwriters’ discount	—	282,172
Payment of offering costs	—	(5,182)
Repayment of credit facility borrowings	(7,500)	(10,000)
Proceeds from exercise of stock options	4,415	227
Capital lease obligations paid	(31)	(53)
Tax payments for equity award issuances	(95)	—
Excess tax benefits from stock-based compensation	1,068	223
Net cash provided by (used in) financing activities	(2,143)	629,469
Increase in cash and cash equivalents	45,761	31,866
Cash and cash equivalents, beginning of period	114,034	162,567
Cash and cash equivalents, end of period	$159,795	$194,433

Inovalon Holdings, Inc.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(unaudited)

Inovalon defines Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) as net income calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, realized losses on short-term investments, gain on disposal of equipment, interest expense, interest income, provision for income taxes, stock-based compensation, acquisition costs, tax on equity exercises, and other non-comparable items. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenue.  A reconciliation of net income to Adjusted EBITDA follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except percentages)	2016	2015	2016	2015

Reconciliation of Net Income to Adjusted EBITDA:
Net income	$16,251	$26,136	$18,616	$39,895
Depreciation and amortization	8,496	4,812	16,890	9,727
Realized losses on short-term investments	1	—	5	—
Gain on disposal of equipment	—	—	(534)	—
Interest expense	1,245	1,105	2,504	2,208
Interest income	(1,532)	(615)	(2,974)	(623)
Provision for income taxes	10,862	19,370	12,507	29,864
EBITDA	35,323	50,808	47,014	81,071
Stock-based compensation	2,136	1,922	4,228	3,694
Acquisition costs:
Transaction costs	106	—	721	—
Contingent consideration	3,217	—	6,435	—
Tax on equity exercises	7	—	95	—
Other non-comparable items(1)	—	—	832	—
Adjusted EBITDA	$40,789	$52,730	$59,325	$84,765

Adjusted EBITDA margin	32.9%	44.8%	26.2%	40.1%

(1)         Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as workforce restructuring charges. Non-comparable items are excluded from Adjusted EBITDA in order to more effectively assess the Company’s period over period and on going operating performance.

Inovalon Holdings, Inc.

Non-GAAP net income

(unaudited)

Inovalon defines Non-GAAP net income as net income adjusted to exclude tax-affected stock-based compensation expense, acquisition costs, amortization of acquired intangible assets, tax on equity exercises and other non-comparable items. A reconciliation of net income to Non-GAAP net income follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2016	2015	2016	2015

Reconciliation of Net Income to Non-GAAP net income:
Net income	$16,251	$26,136	$18,616	$39,895
Stock-based compensation	2,136	1,922	4,228	3,694
Acquisition costs:
Transaction costs	106	—	721	—
Contingent consideration	3,217	—	6,435	—
Amortization of acquired intangible assets	1,827	261	3,654	803
Tax on equity exercises	7	—	95	—
Other non-comparable items(1)	—	—	832	—
Tax impact of add-back items	(2,922)	(929)	(6,416)	(1,930)
Non-GAAP net income	$20,622	$27,390	$28,165	$42,462

GAAP basic net income per share	$0.11	$0.18	$0.12	$0.28
GAAP diluted net income per share	$0.11	$0.17	$0.12	$0.27
Non-GAAP basic net income per share	$0.14	$0.19	$0.19	$0.30
Non-GAAP diluted net income per share	$0.14	$0.18	$0.18	$0.29

(1)         Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as workforce restructuring charges. Non-comparable items are excluded from Non-GAAP net income in order to more effectively assess the Company’s period over period and on going operating performance.

Inovalon Holdings, Inc.

Key Metrics

(unaudited)

The Company believes the key metrics illustrated in the tables below are indicative of its overall level of analytical activity and its underlying growth in the business.

	As of June 30,
(In thousands)	2016	2015

MORE[2] Registry® dataset metrics:
Unique patient count(1)	137,490	123,385
Medical event count(2)	11,755,048	9,761,208
Trailing 12 month Patient Analytics Months (PAM)(3)	24,267,703	18,791,504

(1)         Unique patient count is defined as each unique, longitudinally matched, de-identified natural person represented in the MORE2 Registry® as of the end of the period presented.

(2)         Medical event count is defined as the total number of discrete medical events as of the end of the period presented (for example, a discrete medical event typically results from the presentation of a patient to a physician for the diagnosis of diabetes and congestive heart failure in a single visit, the presentation of a patient to an emergency department for chest pain, etc.).

(3)         Patient Analytics Months, or PAM, is defined as the sum of the analytical processes performed on each respective patient within patient populations covered by clients under contract. As used in the metric, an “analytical process” is a distinct set of data calculations undertaken by the Company which is initiated and completed by the Company’s analytical platform to examine a specific question such as whether a patient is believed to have a condition such as diabetes, or worsening of the disease, during a specific time period.

Inovalon Holdings, Inc.

Investment in Innovation

(unaudited)

The Company’s business model is based upon the ability to deliver value to clients through the combination of advanced, cloud-based data analytics and data-driven intervention platforms focused on the achievement of meaningful and measureable improvements in clinical quality outcomes and financial performance in healthcare. The Company’s ability to deliver this value is dependent in part on the ability to continue to innovate, design new capabilities, and bring these capabilities to market in an enterprise scale. The Company’s continued ability to innovate the platform and bring differentiated capabilities to market is an important aspect of the Company’s business success. The Company’s investment in innovation includes costs for research and development, capitalized software development, and expenditures related to hardware and software platforms on which data analytics and data-driven interventions capabilities are deployed as summarized below.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except percentages)	2016	2015	2016	2015

Investment in Innovation
Research and development(1)	$7,711	$5,504	$13,643	$10,915
Capitalized software development(2)	6,232	5,237	11,532	9,745
Research and development infrastructure investments(3)	2,600	439	2,979	539
Total investment in innovation	$16,543	$11,180	$28,154	$21,199
As a percentage of revenue
Research and development(1)	6%	5%	6%	5%
Capitalized software development(2)	5%	5%	5%	5%
Research and development infrastructure investments(3)	2%	0%	1%	0%
Total investment in innovation	13%	10%	12%	10%

(1)         Research and development primarily includes employee costs related to the development and enhancement of the Company’s service offerings.

(2)         Capitalized software development includes capitalized costs incurred to develop and enhance functionality for the Company’s data analytics and data-driven intervention platforms.

(3)         Research and development infrastructure investments include strategic expenditures related to hardware and software platforms under development or enhancement.

Inovalon Holdings, Inc.

Forward-Looking Guidance Adjusted EBITDA

(Unaudited)

	Guidance Range
	Year Ending December 31, 2016
(In millions)	Low	High
Reconciliation of Forward-Looking Guidance Net Income to Adjusted EBITDA:
Net income	$43	$53
Depreciation and amortization	34	34
Interest expense	5	5
Interest income	(6)	(6)
Provision for income taxes (1)	32	40
EBITDA	108	126
Stock-based compensation	9	9
Acquisition costs:
Transaction costs	1	1
Contingent consideration	11	11
Tax on equity exercises	—	—
Other non-comparable items	1	1
Adjusted EBITDA	$130	$148

(1) A 41% tax rate is assumed in order to approximate the Company’s effective corporate tax rate.

Inovalon Holdings, Inc.

Forward-Looking Guidance Non-GAAP net income

(Unaudited)

	Guidance Range
	Year Ending December 31, 2016
(In millions, except per share amounts)	Low	High
Reconciliation of Forward-Looking Guidance Net Income to Non-GAAP net income:
Net income	$43	$53
Stock-based compensation	9	9
Acquisition costs:
Transaction costs	1	1
Contingent consideration	11	11
Amortization of acquired intangible assets	7	7
Tax on equity exercises	—	—
Other non-comparable items	1	1
Tax impact of add-back items (1)	(12)	(12)
Non-GAAP net income	$60	$70

GAAP diluted net income per share	$0.28	$0.35
Non-GAAP diluted net income per share	$0.39	$0.46

Weighted average shares of common stock outstanding - diluted	153	153

(1) A 41% tax rate is assumed in order to approximate the Company’s effective corporate tax rate.

Non-GAAP Financial Measures

Inovalon provides the measures Adjusted EBITDA, Adjusted EBITDA margin, and Non-GAAP net income as additional information for evaluating the Company’s operating results. These measures are not prepared in accordance with, or as an alternative for, GAAP accounting and may be different from non-GAAP measures used by other companies.

Investors frequently have requested information from management regarding depreciation, amortization and other non-cash charges, such as stock-based compensation, as well as the impact of non-comparable items and management believes, based on discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Inovalon’s historical and projected future financial performance. While management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. For example, one limitation of Adjusted EBITDA is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Inovalon compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reconciling the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP measures that are provided above.

These non-GAAP measures include financial information that is prepared in accordance with GAAP and presented in our consolidated financial statements and are used to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions and as an important factor in determining variable compensation.

Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as net income calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, realized losses on short-term investments, gain on disposal of equipment, interest expense, interest income, provision for income taxes, stock-based compensation, acquisition costs, tax on equity exercises, and other non-comparable items. A reconciliation of net income, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided above.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to gain insight into operating effectiveness. The Company uses Adjusted EBITDA and Adjusted EBITDA margin as key metrics to assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business model. The Company believes that the exclusion of the expenses eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Non-GAAP net income

The Company defines Non-GAAP net income as net income calculated in accordance with GAAP, adjusted to exclude tax-affected stock-based compensation expense, acquisition costs, amortization of acquired intangible assets, tax on equity exercises, and other non-comparable items.

The Company uses Non-GAAP net income as a supplemental measure of performance to gain insight into financial effectiveness. The Company uses Non-GAAP net income as a key metric to assess its ability to increase revenues while controlling expense growth and the scalability of its business model. The Company believes that the exclusion of the expenses eliminated in calculating Non-GAAP net income provides management and investors a useful measure for period to period comparisons of the Company’s core business and financial results by excluding items that are not comparable across reporting periods or that do not otherwise relate to its ongoing financial results. Accordingly, the Company believes that Non-GAAP net income provides useful information to investors and others in understanding and evaluating the Company’s performance. However, use of Non-GAAP net income as an analytical tool has limitations, and investors and others should not consider this measure in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate Non-GAAP net income or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Contacts:

Inovalon

George Price (Investors)

Phone: 301-809-4000 x1190

gprice@inovalon.com

Inovalon

Kim E. Collins (Communications)

Phone: 301-809-4000 x1473

kcollins@inovalon.com